Exhibit 16.1

Deloitte & Touche LLP
Suite 1200
695 Town Center Drive
Costa Mea, CA 92626-7188
USA

Tel: +1 714 436 7100
Fax: +1 714 436 7200
www.deloitte.com

May 11, 2005

Benefits and Finance Administration Commitee

Beckman Coulter, Inc. Savings Plan

C/o Mr. Doug Groves

Beckman Coulter, Inc.

4300 North Harbor Blvd.

Fullerton, CA 92834

Dear Mr. Groves:

This is to confirm that the client-auditor relationship between Beckman Coulter, Inc. Savings Plan (Commission File No. 001-10109) and Deloitte & Touche LLP has ceased.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

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